Exhibit 99.1

FIDUS INVESTMENT CORPORATION ANNOUNCES

First QUARTER 2026 FINANCIAL RESULTS

Board of Directors Declared Total Dividends of $0.62 per Share for Second Quarter 2026
Base Dividend of $0.43 and Supplemental Dividend of $0.19 Per Share

EVANSTON, Ill., May 7, 2026 – Fidus Investment Corporation (NASDAQ:FDUS) (“Fidus” or the “Company”), a provider of customized debt and equity financing solutions, primarily to lower middle-market companies based in the United States, today announced its financial results for the first quarter ended March 31, 2026.

First Quarter 2026 Financial Highlights

•
Total investment income of $47.5 million
•
Net investment income of $24.6 million, or $0.65 per share
•
Adjusted net investment income of $23.7 million, or $0.62 per share(1)
•
Invested $118.7 million in debt and equity securities, including two new portfolio companies
•
Received proceeds from repayments and realizations of $73.1 million
•
Paid total dividends of $0.52 per share: regular quarterly dividend of $0.43 and a supplemental dividend of $0.09 per share on March 30, 2026
•
Net asset value (“NAV”) of $742.0 million, or $19.55 per share, as of March 31, 2026
•
Estimated spillover income (or taxable income in excess of distributions) as of March 31, 2026 of $43.4 million, or $1.14 per share

Management Commentary

“Fidus' debt portfolio produced extremely strong earnings for the first quarter driven by a 13.1% increase in interest income and a higher level of fees. In addition, with adjusted net investment income of $0.62 per share, we extended our track record of over-earning the base dividend and are pleased to continue to pay-out excess earnings to shareholders,” said Edward Ross, Chairman and CEO of Fidus Investment Corporation. “With strong defensive characteristics and high free cash flow generating business models, our portfolio of niche market leaders remains sound from a credit quality perspective and well positioned to generate attractive risk-adjusted returns for our shareholders.”

(1)
Supplemental information regarding adjusted net investment income:

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment adviser provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Reconciliations of net investment income to adjusted net investment income are set forth in Schedule 1.

First Quarter 2026 Financial Results

The following table provides a summary of our operating results for the three months ended March 31, 2026, as compared to the same period in 2025 (dollars in thousands, except per share data):

	Three Months Ended March 31,
	2026	2025	$ Change	% Change
Interest income	$34,288	$30,319	$3,969	13.1%
Payment-in-kind interest income	3,069	2,248	821	36.5%
Dividend income	283	1,231	(948)	(77.0%)
Fee income	8,943	2,127	6,816	320.5%
Interest on idle funds	941	571	370	64.8%
Total investment income	$47,524	$36,496	$11,028	30.2%

Net investment income	$24,641	$18,222	$6,419	35.2%
Net investment income per share	$0.65	$0.53	$0.12	22.6%

Adjusted net investment income (1)	$23,689	$18,509	$5,180	28.0%
Adjusted net investment income per share (1)	$0.62	$0.54	$0.08	14.8%

Net increase (decrease) in net assets resulting from operations	$19,884	$19,658	$226	1.1%
Net increase (decrease) in net assets resulting from operations per share	$0.52	$0.58	$(0.06)	(10.3%)

The $11.0 million increase in total investment income for the three months ended March 31, 2026, as compared to the same period in 2025, was primarily attributable to (i) a $4.8 million increase in total interest income (which includes payment-in-kind interest income) resulting from an increase in average debt investment balances outstanding, partially offset by a decrease in weighted average yield on debt investment balances outstanding, (ii) a $0.9 million decrease in dividend income due to a decrease in distributions received from equity investments, (iii) a $6.8 million increase in fee income primarily related to a ‘one-time’ fee from a portfolio company debt refinancing and (iv) a $0.4 million increase in interest on idle funds resulting from an increase in average cash balances.

For the three months ended March 31, 2026, total expenses, including the base management fee waiver and income tax provision, were $22.9 million, an increase of $4.6 million, or 25.2% from the $18.3 million of total expenses, including the base management fee waiver and income tax provision, for the three months ended March 31, 2025. The increase was primarily attributable to (i) a $3.0 million increase in interest and financing expenses due to an increase in average borrowings outstanding and weighted average interest rates of our debt outstanding, (ii) a $1.0 million net increase in base management fee, including the base management fee waiver, due to higher average total assets, (iii) a $1.2 million increase in the income incentive fee due to an increase in pre-incentive fee net investment income during 2026 as compared to the same period in 2025, (iv) a $1.3 million decrease in the accrued capital gains incentive fee due to a net $6.2 million decrease in net gain on investments and realized losses on extinguishment of debt, and (v) a $0.4 million increase in professional fees due to an increase in legal, accounting and tax fees, and the write off of unutilized equity offering costs associated with our previous shelf registration statement.

Net investment income increased by $6.4 million, or 35.2%, to $24.6 million during the three months ended March 31, 2026 as compared to the same period in 2025, as a result of the $11.0 million increase in total investment income and the $4.6 million increase in total expenses, including base management fee waiver and income tax provision. Adjusted net investment income,(1) which excludes the capital gains incentive fee accrual, was $0.62 per share compared to $0.54 per share in the prior year.

For the three months ended March 31, 2026, the total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, was $(12.3) million, as compared to total net realized gain/(loss) on investments, net of income tax (provision)/benefit on realized gains, of $11.5 million for the same period in 2025.

Portfolio and Investment Activities

As of March 31, 2026, the fair value of our investment portfolio totaled $1.4 billion and consisted of 97 active portfolio companies and seven portfolio companies that have sold their underlying operations. Our total portfolio investments at fair value were approximately 102.5% of the related cost basis as of March 31, 2026. As of March 31, 2026, the debt investments of 58 portfolio companies bore interest at a variable rate, which represented $884.0 million, or 72.5%, of our debt investment portfolio on a fair value basis, and the remainder of our debt investment portfolio was comprised of fixed rate investments. As of March 31, 2026, our average active portfolio company investment at amortized cost was $13.8 million, which excludes investments in seven portfolio companies that have sold their underlying operations. The weighted average yield on debt investments was 12.5% as of March 31, 2026. The weighted average yield was computed using the effective interest rates for debt investments at cost as of March 31, 2026, including the accretion of original issue discounts and loan origination fees, but excluding investments on non-accrual status and investments recorded as a secured borrowing.

First quarter 2026 investment activity included the following new portfolio company investments:

•
Gap Intelligence Acquisition, LLC (dba OpenBrand), a market intelligence platform that provides real-time competitive and pricing data to leading consumer durable original equipment manufacturers and retailers. Fidus invested $6.0 million in first lien debt and $1.0 million in preferred equity.
•
MRC Drake Buyer LLC, a provider of processing and handling equipment for high value media. Fidus invested $5.6 million in first lien debt and $0.8 million in preferred equity.

Liquidity and Capital Resources

As of March 31, 2026, we had $49.7 million in cash and cash equivalents, $0.7 million in restricted cash, and $139.9 million of unused capacity under our special purpose vehicle credit facility (the “SPV Credit Facility”). For the three months ended March 31, 2026, we received $30.0 million of SBA debentures and repaid $7.0 million of SBA debentures. As of March 31, 2026, we had SBA debentures outstanding of $260.5 million, $125.0 million outstanding of our 3.50% notes due November 2026 (the “November 2026 Notes”), and $200.0 million outstanding of our 6.75% March 2030 Notes (the “March 2030 Notes” and together with the November 2026 Notes, the “Notes”). As of March 31, 2026, the weighted average interest rate on total debt outstanding was 5.2%.

Second Quarter 2026 Dividends Totaling $0.62 Per Share Declared

On May 4, 2026, our board of directors declared a base dividend of $0.43 per share and a supplemental dividend of $0.19 per share for the second quarter. The dividends will be payable on June 29, 2026, to stockholders of record as of June 16, 2026.

When declaring dividends, our board of directors reviews estimates of taxable income available for distribution, which differs from consolidated income under GAAP due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of undistributed taxable income carried over from a given year for distribution in the following year. The final determination of 2026 taxable income, as well as the tax attributes for 2026 dividends, will be made after the close of the 2026 tax year. The final tax attributes for 2026 dividends will generally include ordinary taxable income but may also include capital gains, qualified dividends and return of capital.

Fidus has adopted a dividend reinvestment plan (“DRIP”) that provides for reinvestment of dividends on behalf of its stockholders, unless a stockholder elects to receive cash. As a result, when we declare a cash dividend, stockholders who have not “opted out” of the DRIP at least two days prior to the dividend payment date will have their cash dividends automatically reinvested in additional shares of our common stock. Those stockholders whose shares are held by a broker or other financial intermediary may receive dividends in cash by notifying their broker or other financial intermediary of their election.

Subsequent Events

On April 8, 2026 we invested $21.5 million in first lien debt in PureCars Technologies, LLC, a leading AI-enabled customer data management platform for automotive dealers and original equipment manufacturers.

On April 28, 2026, we issued an additional $3.0 million in SBA debentures, which will bear interest at a fixed interim interest rate of 4.589% until the pooling date in September 2026.

First Quarter 2026 Financial Results Conference Call

Management will host a conference call to discuss the operating and financial results at 9:00am ET on Friday, May 8, 2026. To participate in the conference call, please dial (844) 808-7136 approximately 10 minutes prior to the call. International callers should dial (412) 317-0534. Please ask to be joined into the Fidus Investment Corporation call.

A live webcast of the conference call will be available at http://investor.fdus.com/news-events/events-presentations. Please access the website 15 minutes prior to the start of the call to download and install any necessary audio software. An archived replay of the conference call will also be available in the investor relations section of the Company’s website.

ABOUT FIDUS INVESTMENT CORPORATION

Fidus Investment Corporation provides customized debt and equity financing solutions to lower middle-market companies, which management generally defines as U.S. based companies with revenues between $10 million and $150 million. The Company’s investment objective is to provide attractive risk-adjusted returns by generating both current income from debt investments and capital appreciation from equity related investments. Fidus seeks to partner with business owners, management teams and financial sponsors by providing customized financing for change of ownership transactions, recapitalizations, strategic acquisitions, business expansion and other growth initiatives.

Fidus is an externally managed, closed-end, non-diversified management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended. In addition, for tax purposes, Fidus has elected to be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended. Fidus was formed in February 2011 to continue and expand the business of Fidus Mezzanine Capital, L.P., which commenced operations in May 2007 and was licensed by the U.S. Small Business Administration as a Small Business Investment Company (SBIC).

FORWARD-LOOKING STATEMENTS

This press release may contain certain forward-looking statements which are based upon current expectations and are inherently uncertain, including, but not limited to, statements about the future performance and financial condition of the Company, the prospects of our existing and prospective portfolio companies, the financial condition and ability of our existing and prospective portfolio companies to achieve their objectives, the timing, form and amount of any distributions or supplemental dividends in the future, and the level of deal activity and investment opportunities available to the Company. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company’s control, such as changes in the financial and lending markets, the impact of the general economy (including an economic downturn or recession), the impact of current geopolitical conditions, the impact of interest rate volatility, the uncertainty associated with the imposition of tariffs and trade barriers and changes in trade policy and its impact on our portfolio companies and our financial condition, and the impact of elevated levels of inflation on the Company’s business and its portfolio companies; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future as a result of a number of factors related to changes in the markets in which the Company invests, changes in the financial, capital, and lending markets, and other factors described from time to time in the Company’s filings with the Securities and Exchange Commission. Such statements speak only as of the time when made, and are based on information available to the Company as of the date hereof and are qualified in their entirety by this cautionary statement. The Company undertakes no obligation to update any such statement now or in the future, except as required by applicable law.

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Assets and Liabilities

(in thousands, except shares and per share data)

	March 31,	December 31,
	2026	2025
ASSETS
Investments, at fair value:
Control investments (cost: $1,610 and $1,610, respectively)	$—	$—
Affiliate investments (cost: $77,136 and $75,208, respectively)	122,905	119,015
Non-control/non-affiliate investments (cost: $1,257,389 and $1,222,476, respectively)	1,246,352	1,205,738
Total investments, at fair value (cost: $1,336,135 and $1,299,294, respectively)	1,369,257	1,324,753
Cash and cash equivalents	49,684	69,995
Restricted cash	715	9,611
Interest receivable	23,387	21,414
Prepaid expenses and other assets	1,160	766
Total assets	$1,444,203	$1,426,539
LIABILITIES
SBA debentures, net of deferred financing costs	$253,181	$230,557
Notes, net of deferred financing costs	321,241	320,891
SPV Credit Facility, net of deferred financing costs	82,087	80,627
Secured borrowings	11,594	12,000
Accrued interest and fees payable	3,294	7,449
Base management fee payable, net of base management fee waiver – due to affiliate	5,862	5,596
Income incentive fee payable – due to affiliate	5,834	4,721
Capital gains incentive fee payable – due to affiliate	15,462	16,414
Administration fee payable and other, net – due to affiliate	390	988
Taxes payable	1,998	3,568
Accounts payable and other liabilities	1,213	1,829
Total liabilities	$702,156	$684,640
Commitments and contingencies
NET ASSETS
Common stock, $0.001 par value (100,000,000 shares authorized, 37,954,364 and 37,954,364 shares
issued and outstanding at March 31, 2026 and December 31, 2025, respectively)	$38	$38
Additional paid-in capital	641,376	641,376
Total distributable earnings	100,633	100,485
Total net assets	742,047	741,899
Total liabilities and net assets	$1,444,203	$1,426,539
Net asset value per common share	$19.55	$19.55

FIDUS INVESTMENT CORPORATION

Consolidated Statements of Operations (unaudited)

(in thousands, except shares and per share data)

	Three Months Ended
	March 31,
	2026	2025
Investment Income:
Interest income
Control investments	$—	$—
Affiliate investments	1,541	1,094
Non-control/non-affiliate investments	32,747	29,225
Total interest income	34,288	30,319
Payment-in-kind interest income
Control investments	—	—
Affiliate investments	—	—
Non-control/non-affiliate investments	3,069	2,248
Total payment-in-kind interest income	3,069	2,248
Dividend income
Control investments	—	—
Affiliate investments	—	886
Non-control/non-affiliate investments	283	345
Total dividend income	283	1,231
Fee income
Control investments	—	—
Affiliate investments	14	8
Non-control/non-affiliate investments	8,929	2,119
Total fee income	8,943	2,127
Interest on idle funds	941	571
Total investment income	47,524	36,496
Expenses:
Interest and financing expenses	9,775	6,773
Base management fee	5,913	4,922
Incentive fee - income	5,834	4,594
Incentive fee (reversal) - capital gains	(952)	287
Administrative service expenses	771	602
Professional fees	1,305	948
Other general and administrative expenses	265	206
Total expenses before base management fee waiver	22,911	18,332
Base management fee waiver	(51)	(59)
Total expenses, net of base management fee waiver	22,860	18,273
Net investment income before income taxes	24,664	18,223
Income tax provision (benefit)	23	1
Net investment income	24,641	18,222
Net realized and unrealized gains (losses) on investments:
Net realized gains (losses):
Control investments	(120)	—
Affiliate investments	—	10,066
Non-control/non-affiliate investments	(12,085)	3,264
Total net realized gain (loss) on investments	(12,205)	13,330
Income tax (provision) benefit from realized gains on investments	(98)	(1,850)
Net change in unrealized appreciation (depreciation):
Control investments	—	—
Affiliate investments	1,962	(6,890)
Non-control/non-affiliate investments	5,701	(2,903)
Total net change in unrealized appreciation (depreciation) on investments	7,663	(9,793)
Net gain (loss) on investments	(4,640)	1,687
Realized losses on extinguishment of debt	(117)	(251)
Net increase (decrease) in net assets resulting from operations	$19,884	$19,658
Per common share data:
Net investment income per share-basic and diluted	$0.65	$0.53
Net increase in net assets resulting from operations per share — basic and diluted	$0.52	$0.58
Dividends declared per share	$0.52	$0.54
Weighted average number of shares outstanding — basic and diluted	37,954,364	34,077,720

Schedule 1

Supplemental Information Regarding Adjusted Net Investment Income

On a supplemental basis, we provide information relating to adjusted net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income. Adjusted net investment income represents net investment income excluding any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The management agreement with our investment advisor provides that a capital gains incentive fee is determined and paid annually with respect to cumulative realized capital gains (but not unrealized capital gains) to the extent such realized capital gains exceed realized and unrealized losses for such year, less the aggregate amount of any capital gains incentive fees paid in all prior years. In addition, we accrue, but do not pay, a capital gains incentive fee in connection with any unrealized capital appreciation, as appropriate. As such, we believe that adjusted net investment income is a useful indicator of operations exclusive of any capital gains incentive fee expense or (reversal) attributable to realized and unrealized gains and losses. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. The following table provides a reconciliation of net investment income to adjusted net investment income for the three months ended March 31, 2026 and 2025.

	($ in thousands)
	Three Months Ended
	March 31,
	(unaudited)
	2026	2025
Net investment income	$24,641	$18,222
Capital gains incentive fee expense (reversal)	(952)	287
Adjusted net investment income (1)	$23,689	$18,509

	(Per share)
	Three Months Ended
	March 31,
	(unaudited)
	2026	2025
Net investment income	$0.65	$0.53
Capital gains incentive fee expense (reversal)	(0.03)	0.01
Adjusted net investment income (1)	$0.62	$0.54

(1)

Adjusted net investment income per share amounts are calculated as adjusted net investment income divided by weighted average shares outstanding for the period. Due to rounding, the sum of net investment income per share and capital gains incentive fee expense (reversal) amounts may not equal the adjusted net investment income per share amount presented here.

Company Contact:	Investor Relations Contact:
Shelby E. Sherard	Jody Burfening
Chief Financial Officer	Alliance Advisors IR
(847) 859-3940	(212) 838-3777
ssherard@fidusinv.com	jburfening@allianceadvisors.com